Exhibit 99.1

Papa John’s Announces Third Quarter 2020 Financial Results and New $75 Million Share Repurchase Program

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 5, 2020--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 27, 2020.

Highlights

  Company revenues increased 17.1% compared to third quarter of 2019
  Comparable sales increased 23.8% in North America and 20.7% Internationally in the third quarter
  Earnings per diluted share increased to $0.35 compared to third quarter 2019 loss per diluted share of ($0.10)
  Cash flow from operations of $168.5 million and free cash flow of $134.0 million for the first nine months of 2020
  Previously announced temporary franchise support program ended in the third quarter, concluding a $55 million investment in the system over the past four quarters
  New $75 million share repurchase program authorized

“Thanks to our focus on our strategic priorities, our commitment to an innovation mindset, and our dedication to supporting our team members and franchisees, Papa John’s delivered another quarter of outstanding results,” said President & CEO Rob Lynch. “Double-digit comparable sales growth, dramatically higher earnings and robust free cash flow all reflect a winning strategy and execution that have helped us outperform our competition and deliver five straight quarters of same store sales growth.”

Mr. Lynch continued, “The new share repurchase program demonstrates our commitment to value creation in the near and long term, as well as our confidence in Papa John’s future. The tremendous progress we have made this year – a fast-growing customer base, a truly differentiated brand, a robust innovation pipeline and a vast global development opportunity – positions us to continue expanding our slice of the pizza and food delivery market, which itself has a promising future. Looking ahead, we are excited to continue taking care of our team members and customers, delivering great pizza, and realizing our tremendous potential.”

Global Restaurant and Comparable Sales Information

Global restaurant and comparable sales information for the three and nine months ended September 27, 2020, compared to the three and nine months ended September 29, 2019 are as follows:

	Three Months Ended		Nine Months Ended
	Sept. 27, 2020	Sept. 29, 2019	Sept. 27, 2020	Sept. 29, 2019

Global restaurant sales growth / (decline) (a)	21.6%	2.3%	14.9%	(2.5%)

Global restaurant sales growth / (decline), excluding the impact of foreign currency (a)	22.1%	3.3%	16.0%	(1.2%)

Comparable sales growth / (decline) (b)
Domestic company-owned restaurants	18.2%	2.2%	15.6%	(4.8%)
North America franchised restaurants	25.6%	0.6%	20.0%	(3.7%)
System-wide North America restaurants	23.8%	1.0%	19.0%	(4.0%)

System-wide international restaurants (c)	20.7%	1.6%	9.4%	0.6%
(a)	Includes both company-owned and franchised restaurant sales.
(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. See “Supplemental Information and Financial Statements” below for a discussion of comparable sales, a key operating metric.

(c)

Includes the impact of temporarily closed stores. Excluding those stores, comparable sales growth for system-wide international restaurants would have been approximately 22.8% and 13.4% for the three and nine months ended September 27, 2020.

Financial Highlights

	Three Months Ended
In thousands, except per share amounts	Sept. 27, 2020	Sept. 29, 2019	Increase

Total revenue	$472,941	$403,706	$69,235
Income before income taxes	20,913	678	20,235
Net income	15,708	385	15,323
Diluted earnings (loss) per share	0.35	(0.10)	0.45
Adjusted diluted earnings (loss) per share (a)	0.35	(0.07)	0.42
(a)

Adjusted diluted earnings (loss) per share is a Non-GAAP measure we used in 2019 which excludes “Special items,” which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in “Reconciliation of Non-GAAP Financial Measures” below.

Revenues

Consolidated revenues of $472.9 million increased $69.2 million, or 17.1%, in the third quarter of 2020 compared to the third quarter of 2019. Excluding the impact of refranchising 46 domestic restaurants in 2019, consolidated revenues increased approximately $77.2 million, or 19.6%, primarily due to strong comparable sales results for North America restaurants, including 18.2% for company-owned restaurants and 25.6% for franchised restaurants, resulting in higher company-owned restaurant revenues, franchise royalties and commissary sales. International revenues also increased primarily due to higher Papa John’s United Kingdom (“PJUK”) commissary revenues and higher royalties from increased equivalent units and strong comparable sales results.

Operating Results and Cash Flow

Consolidated income before income taxes of $20.9 million for the third quarter of 2020 increased $20.2 million compared to the third quarter of 2019. Excluding the impact of Special items in 2019, consolidated income before income taxes increased $19.1 million for the three months ended September 27, 2020. See “Reconciliation of Non-GAAP Financial Measures,” below. These increases were primarily due to higher income from higher comparable sales both domestically and internationally.

Diluted earnings per common share was $0.35 for the third quarter of 2020, compared to a diluted loss per common share of $0.10 for the third quarter of 2019, an increase of 450%. Diluted earnings per common share was reduced by approximately $0.02 per diluted share in the third quarter of 2020 due to income attributable to participating securities, including our Series B Convertible Preferred Stock (the “Series B Preferred Stock”), based on the allocation of undistributed earnings to participating securities in the period. See “Participating Securities Earnings Per Share” below for additional information related to the calculation of income attributable to participating securities for the three and nine months ended September 27, 2020.

The company’s cash flow from operating activities for the nine months ended September 27, 2020 was $168.5 million, compared to $50.0 million a year ago, reflecting higher net income and favorable working capital changes, including timing of payments. This resulted in significantly higher free cash flow (a non-GAAP financial measure defined as net cash provided by operating activities, less purchases of property and equipment and dividends paid to preferred shareholders) of $134.0 million, compared to $15.8 million in the nine months ended September 29, 2019. See “Free Cash Flow” below for additional information.

The company paid common and preferred stock dividends of $10.8 million in the third quarter of 2020. The company declared fourth quarter 2020 dividends of approximately $10.8 million on October 30, 2020, which will be paid to common shareholders on November 20, 2020. The fourth quarter preferred dividend will be paid on January 4, 2021. The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The holders of Series B Preferred Stock receive quarterly preferred dividends and common stock dividends on an as converted to common stock basis.

Segment Results

	Three Months Ended
	Reported	Reported	Special	Adjusted	Adjusted
	Sept. 27,	Sept. 29,	items	Sept. 29,	Increase
(In thousands)	2020	2019	in 2019	2019	(Decrease)

Domestic Company-owned restaurants	$8,439	$9,162	$(1,726)	$7,436	$1,003
North America commissaries	8,069	6,790	-	6,790	1,279
North America franchising	23,353	14,092	-	14,092	9,261
International	8,123	4,195	-	4,195	3,928
All others	3,181	(866)	-	(866)	4,047
Unallocated corporate expenses	(30,543)	(32,329)	2,844	(29,485)	(1,058)
Elimination of intersegment (profits) losses	291	(366)	-	(366)	657
Adjusted income before income taxes	$20,913	$678	$1,118	$1,796	$19,117

Consolidated income before income taxes of $20.9 million for the third quarter of 2020 increased $20.2 million from the third quarter of 2019. Excluding the impact of Special items in 2019, the increase was $19.1 million. Significant changes in income before income taxes, excluding Special items in 2019, are as follows:

  Domestic Company-owned restaurants increased $1.0 million to $8.4 million primarily due to higher profits from comparable sales of 18.2%, partially offset by higher labor, bonuses and commodities. Additionally, the prior period benefited from the expiration of customer rewards associated with our Papa Rewards loyalty program ($5.1 million unfavorable for the third quarter of 2020).
  North America commissaries increased $1.3 million to $8.1 million primarily due to higher profits from higher volumes, partially offset by higher bonuses.
  North America franchising increased $9.3 million to $23.4 million primarily due to higher comparable sales of 25.6% and a higher effective royalty rate due to lower temporary royalty relief which was part of our financial assistance program (see “Temporary Franchise Support”).
  International increased $3.9 million to $8.1 million primarily due to higher profits from comparable sales increases of 20.7% and higher PJUK commissary income attributable to increased units and higher comparable sales.
  All others, which primarily includes our online and mobile ordering business, our wholly owned print and promotions subsidiary and our North America marketing funds, increased $4.0 million primarily due to higher online revenues.
  Unallocated corporate expenses increased approximately $1.1 million primarily due to higher marketing fund investments as discussed in “Temporary Franchise Support” and higher management incentive costs, partially offset by reduced travel as a result of COVID-19 and lower professional and consulting fees.

Year-to-Date Results

Consolidated revenues increased 11.8% to $1,343.4 million for the nine months ended September 27, 2020, compared to the prior year comparable period, primarily due to higher comparable sales which benefited each of the company’s operating segments. Income before income taxes increased $49.5 million for the nine months ended September 27, 2020, compared to the prior year comparable period, primarily due to improved results from North America franchising and Domestic Company-owned restaurants.

For the nine months ended September 27, 2020, diluted earnings per share was $0.99 compared to a diluted loss per share of $0.06 for the prior year period (diluted earnings per share of $0.28, excluding Special items of $0.34 in the prior year, an increase of 254%). Diluted earnings per common share was reduced by approximately $0.06 per diluted share for the nine months ended September 27, 2020, due to income attributable to participating securities, including Series B Preferred Stock, based on the allocation of undistributed earnings to participating securities.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 27, 2020 and cash flow for the nine months ended September 27, 2020.

Global Restaurant Unit Data

As of September 27, 2020, there were 5,360 Papa John’s restaurants operating in 48 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 29, 2020	598	2,686	3,284	2,063	5,347
Opened	-	14	14	40	54
Closed	(1)	(11)	(12)	(29)	(41)
Ending - September 27, 2020 (1)	597	2,689	3,286	2,074	5,360

Year-to-date
Beginning - December 29, 2019	598	2,690	3,288	2,107	5,395
Opened	1	38	39	83	122
Closed	(2)	(39)	(41)	(116)	(157)
Ending - September 27, 2020 (1)	597	2,689	3,286	2,074	5,360
Net unit decline	(1)	(1)	(2)	(33)	(35)
% decrease	(0.2%)	(0.0%)	(0.1%)	(1.6%)	(0.6%)
(1)

Temporary closures as a result of the COVID-19 outbreak are not reflected as “closed” in the restaurant progression above. Of the company’s 2,074 international franchised stores, approximately 90 stores were temporarily closed as of September 27, 2020, principally in Latin America and Europe, in accordance with government policies. In North America, almost all traditional restaurants remain open and fully operational. A number of non-traditional restaurants located in universities and stadiums are temporarily closed; these non-traditional locations are not significant to our revenues and operating results.

Our development pipeline as of September 27, 2020 included approximately 1,380 restaurants (180 units in North America and 1,200 units internationally), the majority of which are scheduled to open over the next six years. Our development pipeline includes 49 stores in Philadelphia and southern New Jersey to be opened between 2021 and 2028 as previously announced. This represents our largest traditional store development agreement in North America in over 20 years.

New $75 million Share Repurchase Authorization

On November 4, 2020, our Board of Directors approved a new share repurchase program for up to $75 million of the company’s common stock, effective through December 31, 2021. This represents approximately 3.0% of the company’s currently outstanding common stock based on the closing price of the stock as of November 4, 2020. The timing and volume of share repurchases may be executed at the discretion of management on an opportunistic basis, subject to market and business conditions, regulatory requirements and other factors, or pursuant to trading plans or other arrangements. Repurchases under the new program may be made through open market, block, and privately negotiated transactions, including Rule 10b5-1 plans, at times and in such amounts as management deems appropriate. Repurchases under the company’s share repurchase program may be commenced or suspended from time to time at the company’s discretion without prior notice.

Strategic Corporate Reorganization for Long-term Growth

On September 17, 2020, we announced plans to open a new headquarters in Atlanta, Georgia. Certain corporate functions, including menu innovation, marketing, digital customer experience, human resources, diversity, equity and inclusion, communications, operations and development, will be relocated to the new Atlanta headquarters. Our information technology, finance, supply chain, and legal teams will continue to operate in our Louisville, Kentucky headquarters, which remains critical to our success. We also maintain a headquarters office outside of London, UK, where our international operations are managed.

The new Atlanta headquarters is part of a broader strategic reorganization of corporate functions reflecting the company’s ongoing transformation into a brand and culture that can effectively and efficiently deliver on the company’s purpose, values and strategic business priorities. The opening of the new Atlanta location and related organizational changes are expected to be completed by the summer of 2021. Affected employees who do not relocate to Atlanta have been offered a separation package. As a result, we expect to incur certain one-time corporate reorganization costs of approximately $15 to $20 million related to employee severance and transition, recruitment and relocation and other third-party costs through 2021. Of that amount, we expect to incur costs of approximately $4 to $5 million in the fourth quarter of 2020. There were no significant corporate reorganization costs incurred in the third quarter of 2020.

Conference Call and Website Information

A conference call is scheduled for November 5, 2020 at 8:00 a.m. Eastern Time to review the company’s third quarter 2020 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 9888185.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the novel coronavirus disease (COVID-19), including our cash on hand and access to our credit facilities, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, the duration and number of temporary store closures, our plans to open our new headquarters in Atlanta, the associated reorganization costs and the related organizational, employment and real estate changes that are expected to be made in connection therewith, royalty relief, the effectiveness of our strategic turnaround efforts and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Our forward-looking statements are based on our assumptions which are based on currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic or our corporate reorganization, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; the virus’s impact on the availability of our workforce; the potential disruption of our supply chain; changes in consumer demand or behavior; the overall contraction in global economic activity, including rising unemployment; our liquidity position; our ability to navigate changing governmental programs and regulations relating to the pandemic; the increased risk of phishing and other cyber-attacks; our ability to successfully implement or fully realize the anticipated benefits of our corporate reorganization and new headquarters in Atlanta, Georgia in the timeframes we desire or within the expected range of expenses, or at all; turnover in our support teams due to our relocations to Georgia; and potential difficulty in retention and recruitment of new employees. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. Other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, and in “Part II. Item 1A. – Risk Factors” in our Quarterly Reports on Form 10-Q for the first and third quarters of 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Supplemental Information and Financial Statements

Definition

Comparable sales: We believe North America, international and global restaurant and comparable sales growth information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Reconciliation of Non-GAAP Financial Measures

Effective as of the first quarter of 2020, the company modified its presentation of adjusted (non-GAAP) financial results to no longer present certain financial assistance provided to the North America system in the form of royalty relief and discretionary marketing fund investments as Special charges. This financial assistance, which began in the third quarter of 2018 in response to declining sales in North America, concluded in the third quarter of 2020. The adjusted financial results for the three and nine months ended September 27, 2019 have been revised to remove these items. See “Temporary Franchise Support” for additional information regarding this change in presentation.

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures (collectively defined as “Special items”). We present these non-GAAP measures because we believe the Special items in 2019 impact comparability to our 2020 results.

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
(In thousands, except per share amounts)	2020	2019	2020	2019

GAAP income before income taxes	$20,913	$678	$59,325	$9,870
Special charges:
Legal and advisory fees (1)	-	459	-	5,922
Mark-to-market adjustment on option valuation (2)	-	-	-	5,914
Other costs (3)	-	2,385	-	2,385
Refranchising gains	-	(1,726)	-	(1,889)
Adjusted income before income taxes	$20,913	$1,796	$59,325	$22,202

GAAP net income (loss) attributable to common shareholders	$11,457	$(3,088)	$32,410	$(2,021)
Special charges:
Legal and advisory fees (1)	-	459	-	5,922
Mark-to-market adjustment on option valuation (2)	-	-	-	5,914
Other costs (3)	-	2,385	-	2,385
Refranchising gains	-	(1,726)	-	(1,889)
Tax effect of Non-GAAP items (4)	-	(237)	-	(1,434)
Adjusted net income (loss) attributable to common shareholders	$11,457	$(2,207)	$32,410	$8,877

GAAP diluted earnings (loss) per share	$0.35	$(0.10)	$0.99	$(0.06)
Special charges:
Legal and advisory fees (1)	-	0.01	-	0.17
Mark-to-market adjustment on option valuation (2)	-	-	-	0.19
Other costs (3)	-	0.08	-	0.08
Refranchising gains	-	(0.05)	-	(0.05)
Tax effect of Non-GAAP items (4)	-	(0.01)	-	(0.05)
Adjusted diluted earnings (loss) per share	$0.35	$(0.07)	$0.99	$0.28
(1)

Represents advisory and legal costs incurred in 2019 primarily associated with the review of a wide range of strategic opportunities that culminated in the strategic investment in the company by affiliates of Starboard Value LP (“Starboard”) as well as certain litigation costs associated with legal proceedings initiated by our founder.

(2)

Represents a one-time mark-to-market adjustment of $5.9 million primarily related to the increase in the fair value of the Starboard option to purchase Series B Preferred Stock that culminated in the purchase of additional preferred stock in late March 2019.

(3)	Includes severance costs for our former CEO and costs related to the termination of a license agreement for intellectual property no longer being utilized.
(4)

The tax effect for Legal and advisory fees, Other costs, and Refranchising gains was calculated by applying the 2019 full year marginal rate of 22.6%. The mark-to-market adjustment on option valuation was non-deductible for tax purposes.

The 2019 non-GAAP adjusted results shown above and within this press release, which exclude the Special items, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

Temporary Franchise Support

As previously mentioned, effective as of the first quarter of 2020, the company no longer presents certain royalty relief and discretionary marketing fund investments, included herein as “Temporary Franchise Support,” as Special items within its adjusted financial results. The prior period adjusted financial measures presented above in “Reconciliation of non-GAAP Financial Measures” have also been revised to remove the impact of these items. The Temporary Franchise Support concluded in the third quarter of 2020.

Temporary Franchise Support investments were $13.5 million (or approximately $0.31 per diluted share) and $29.3 million (or approximately $0.69 per diluted share) for the three and nine months ended September 27, 2020, respectively, compared to $11.4 million (or approximately $0.28 per diluted share) and $21.2 million (or approximately $0.52 per diluted share) for the three and nine months ended September 29, 2019, as follows (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 27, 2020	Sept. 29, 2019	Sept. 27, 2020	Sept. 29, 2019
Royalty relief (a)	$3,469	$6,353	$14,270	$13,692
Marketing fund investments (b)	10,000	5,000	15,000	7,500
Total Temporary Franchise Support	$13,469	$11,353	$29,270	$21,192
(a)

Represents financial assistance provided to the North America system in the form of temporary royalty reductions that are above and beyond the level of franchise assistance the company would incur in the ordinary course of its business. Beginning in the third quarter of 2018, the company began providing various forms of support and financial assistance to the North America franchise system in response to declining North America sales. In July 2019, the company announced a formal relief program to provide our North America franchisees with certainty regarding the availability and schedule of the temporary relief which concluded in the third quarter of 2020. These royalty reductions are not an expense, but rather consist of the amount of waived royalties that the company would otherwise have been entitled to absent the waiver. The waived royalties are not included in North America franchise royalties and fees revenues.

(b)

Represents incremental discretionary marketing fund investments in excess of contractual company-owned restaurant-level contributions, which were made as part of our previously announced temporary financial support package to our franchisees. The marketing fund investments are included in Unallocated corporate expenses.

Free Cash Flow

We define free cash flow as net cash provided by operating activities (from the Condensed Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. The company’s free cash flow for the first nine months of 2020 and 2019, respectively, was as follows (in thousands):

	Nine Months Ended
	Sept. 27,	Sept. 29,
	2020	2019

Net cash provided by operating activities	$168,547	$49,999
Purchases of property and equipment	(24,269)	(27,547)
Dividends paid to preferred shareholders	(10,237)	(6,608)
Free cash flow	$134,041	$15,844

Participating Securities Earnings Per Share

We compute earnings (loss) per common share using the two-class method, by which net income attributable to participating securities, in addition to preferred stock dividends and accretion, is deducted from net income attributable to the company to determine net income attributable to common shareholders. Net income attributable to participating securities is the portion of undistributed earnings, defined as net income attributable to the company, less dividends paid to common and preferred shareholders, that would be allocated to the holders of participating securities on an as-converted basis.

The calculation to determine the amount of undistributed earnings to allocate to participating securities is as follow (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 27, 2020	Allocation %	Sept. 27, 2020	Allocation %
Calculation of net income attributable to participating securities and common shareholders:

Share count allocation calculation:
Diluted weighted average common shares outstanding	32,971	85.7%	32,643	85.6%
Participating preferred stock weighted average shares outstanding, as-converted (252,530,000/$50.06)	5,045	13.1%	5,045	13.2%
Participating unvested restricted stock weighted average shares outstanding	465	1.2%	452	1.2%
Total share count	38,481	100.0%	38,140	100.0%

Undistributed earnings allocation:
Net income attributable to the company	$15,708		$44,765
Dividends paid to common and preferred stock	(10,797)		(32,214)
Total undistributed earnings	$4,911		$12,551

Net income attributable to participating securities:
Total undistributed earnings - allocable to participating preferred stock	$(644)	13.1%	$(1,660)	13.2%
Total undistributed earnings - allocable to participating unvested restricted stock	(59)	1.2%	(149)	1.2%
Total net income attributable to participating securities	$(703)	14.3%	$(1,809)	14.4%

Net income attributable to common shareholders:
Net income attributable to the company	$15,708		$44,765
Dividends paid to participating securities and accretion	(3,548)		(10,546)
Net income attributable to participating securities	(703)		(1,809)
Net income attributable to common shareholders	$11,457		$32,410

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 27,	December 29,
	2020	2019
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$140,050	$27,911
Accounts receivable, net	69,332	70,462
Notes receivable, current portion	10,180	7,790
Income tax receivable	1,903	4,024
Inventories	28,702	27,529
Prepaid expenses and other current assets	29,771	43,830
Total current assets	279,938	181,546

Property and equipment, net	199,291	211,741
Finance lease right-of-use assets, net	9,458	9,383
Operating lease right-of-use assets	139,653	148,229
Notes receivable, less current portion, net	34,319	33,010
Goodwill	80,022	80,340
Deferred income taxes	7,454	1,839
Other assets	66,540	64,633
Total assets	$816,675	$730,721

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$32,288	$29,141
Income and other taxes payable	10,034	7,599
Accrued expenses and other current liabilities	153,171	108,517
Current deferred revenue	17,916	17,673
Current finance lease liabilities	2,229	1,789
Current operating lease liabilities	24,853	23,226
Current portion of long-term debt	20,000	20,000
Total current liabilities	260,491	207,945

Deferred revenue	13,471	14,722
Long-term finance lease liabilities	7,454	7,629
Long-term operating lease liabilities	116,684	125,297
Long-term debt, less current portion, net	328,079	347,290
Deferred income taxes	899	2,649
Other long-term liabilities	103,744	84,927
Total liabilities	830,822	790,459

Series B Convertible Preferred Stock	251,864	251,133
Redeemable noncontrolling interests	6,834	5,785

Total Stockholders' deficit	(272,845)	(316,656)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$816,675	$730,721

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2020	Sept. 29, 2019	Sept. 27, 2020	Sept. 29, 2019
(In thousands, except per share amounts)
Revenues:
Domestic company-owned restaurant sales	$178,371	$165,135	$526,317	$490,594
North America franchise royalties and fees	25,281	15,924	68,895	53,215
North America commissary revenues	181,338	154,703	504,379	450,735
International revenues	33,440	24,679	87,592	75,843
Other revenues	54,511	43,265	156,240	131,347
Total revenues	472,941	403,706	1,343,423	1,201,734

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	144,803	134,037	419,082	399,040
North America commissary expenses	167,937	144,624	466,676	419,925
International expenses	19,370	13,557	52,775	42,514
Other expenses	50,917	42,952	148,219	129,019
General and administrative expenses	52,601	53,503	148,680	153,356
Depreciation and amortization	12,764	11,832	37,436	35,102
Total costs and expenses	448,392	400,505	1,272,868	1,178,956
Refranchising gains	-	1,726	-	1,889
Operating income	24,549	4,927	70,555	24,667
Net interest expense	(3,636)	(4,249)	(11,230)	(14,797)
Income before income taxes	20,913	678	59,325	9,870
Income tax expense	4,516	421	11,984	2,535
Net income before attribution to noncontrolling interests	16,397	257	47,341	7,335
Net (income) loss attributable to noncontrolling interests	(689)	128	(2,576)	(327)
Net income attributable to the company	$15,708	$385	$44,765	$7,008

Calculation of net income (loss) for earnings (loss) per share:
Net income attributable to the company	$15,708	$385	$44,765	$7,008
Dividends paid to participating securities and accretion	(3,548)	(3,473)	(10,546)	(9,029)
Net income attributable to participating securities	(703)	-	(1,809)	-
Net income (loss) attributable to common shareholders	$11,457	$(3,088)	$32,410	$(2,021)

Basic earnings (loss) per common share	$0.35	$(0.10)	$1.00	$(0.06)
Diluted earnings (loss) per common share	$0.35	$(0.10)	$0.99	$(0.06)

Basic weighted average common shares outstanding	32,616	31,601	32,347	31,581
Diluted weighted average common shares outstanding	32,971	31,601	32,643	31,581

Dividends declared per common share	$0.225	$0.225	$0.675	$0.675

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(In thousands)	Sept. 27, 2020	Sept. 29, 2019

Operating activities
Net income before attribution to noncontrolling interests	$47,341	$7,335
Adjustments to reconcile net income to net cash provided by operating activities:
(Credit) provision for uncollectible accounts and notes receivable	(334)	1,646
Depreciation and amortization	37,436	35,102
Deferred income taxes	(4,696)	(2,386)
Preferred stock option mark-to-market adjustment	—	5,914
Stock-based compensation expense	13,071	12,295
Refranchising gains	—	(1,889)
Other	1,233	3,618
Changes in operating assets and liabilities:
Accounts receivable	(4,378)	(8,682)
Income tax receivable	3,131	10,241
Inventories	(1,173)	1,891
Prepaid expenses and other current assets	14,393	(4,837)
Other assets and liabilities	18,080	(3,245)
Accounts payable	3,147	14,921
Income and other taxes payable	2,435	1,285
Accrued expenses and other current liabilities	40,112	(19,149)
Deferred revenue	(1,251)	(4,061)
Net cash provided by operating activities	168,547	49,999

Investing activities
Purchases of property and equipment	(24,269)	(27,547)
Notes issued	(13,240)	(7,073)
Repayments of notes issued	8,906	3,415
Proceeds from divestitures of restaurants	—	5,995
Other	15	1,068
Net cash used in investing activities	(28,588)	(24,142)

Financing activities
Proceeds from issuance of preferred stock	—	252,530
Repayments of term loan	(15,000)	(10,000)
Net repayments of revolving credit facilities	(5,000)	(236,966)
Dividends paid to common stockholders	(21,856)	(21,371)
Dividends paid to preferred stockholders	(10,237)	(6,608)
Issuance costs associated with preferred stock	—	(7,535)
Tax payments for equity award issuances	(1,665)	(1,150)
Proceeds from exercise of stock options	29,204	332
Contributions from noncontrolling interests	—	840
Distributions to noncontrolling interests	(1,778)	(645)
Other	(1,105)	(101)
Net cash used in financing activities	(27,437)	(30,674)

Effect of exchange rate changes on cash and cash equivalents	(383)	(73)
Change in cash and cash equivalents	112,139	(4,890)
Cash and cash equivalents at beginning of period	27,911	33,258

Cash and cash equivalents at end of period	$140,050	$28,368

Contacts

Ann Gugino
Chief Financial Officer
502-261-7272

Steve Coke
Vice President of Investor Relations and Strategy
502-261-7272